EXHIBIT 99.1

CONTACT AT FINOVA:
Stuart Tashlik
480/636-5355


    THE FINOVA GROUP INC. PROVIDES ADDITIONAL DETAILS REGARDING PROPOSED DEBT
                                 RESTRUCTURING


SCOTTSDALE, ARIZ., FEB. 28, 2001 - The FINOVA Group Inc. (NYSE:FNV) announced yesterday a $6 billion loan commitment from Berkshire Hathaway Inc., Leucadia National Corporation and Berkadia LLC to FINOVA Group's principal subsidiary, FINOVA Capital Corporation, in connection with a restructuring of all of FINOVA Capital's outstanding bank and publicly traded debt securities. The information in this press release is intended to provide additional details regarding the proposed restructuring. As previously disclosed, the restructuring will be accomplished pursuant to proceedings under Chapter 11 of the United States Bankruptcy Code. In order to facilitate the restructuring, FINOVA Group expects that FINOVA Group, FINOVA Capital and certain other subsidiaries, including FINOVA Finance Trust, will file petitions for Chapter 11 reorganization.

Subject to necessary approval of creditors and the bankruptcy court, FINOVA Capital will use proceeds of the $6 billion senior secured five-year term loan to pay down, at par value, its existing bank and publicly traded indebtedness on a pro rata basis. The balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new ten-year senior notes of FINOVA Group.

The commitment sets forth the principal terms of the proposed term loan to FINOVA Capital and senior notes of FINOVA Group. A copy of the commitment is being filed by FINOVA Group as one of the exhibits to a Current Report on Form 8-K to be filed today with the Securities and Exchange Commission. More detailed information about the proposed terms of the financings is included in the commitment.


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The term loan will be secured by all assets of FINOVA Capital and will bear interest at an annual rate equal to the greater of 9% or LIBOR plus 3%. Interest on the term loan will be payable quarterly. In addition, an annual facility fee will be payable at the rate of 25 basis points on the outstanding principal amount of the term loan. After payment of accrued interest on the term loan and operating and other corporate expenses, providing for reserves and payment of accrued interest on the FINOVA Group senior notes, 100% of excess cash flow and net proceeds from asset sales will be used to make mandatory prepayments of principal on the term loan without premium. Any remaining principal and accrued and unpaid interest on the term loan will be due at maturity. The term loan will be guaranteed on a secured basis by FINOVA Group and substantially all subsidiaries of FINOVA Group and FINOVA Capital.

The senior notes will bear interest, payable semi-annually out of available cash, at the weighted average rate of FINOVA Capital's currently outstanding bank and bond debt and will be secured by a second priority security interest in the stock of FINOVA Capital and FINOVA Group's other assets. Enforcement of the senior note security interests will not be allowed until the term loan is paid in full. Available cash from FINOVA Capital, after paying accrued interest on the term loan and operating and other corporate expenses and providing for reserves, will be used to pay accrued interest on the senior notes. No payments of principal will be made on the senior notes until the term loan is paid in full. After payment in full of the term loan, available cash flow from FINOVA Capital, after paying operating and other corporate expenses, providing for reserves and paying accrued interest on the senior notes, will be used first to fund a reserve to pay dividends on FINOVA Group's outstanding Trust Originated Preferred Securities and then to make semi-annual prepayments of principal on the senior notes and distributions to FINOVA Group common stockholders. 95% of the remaining available cash will be used for principal payments on the senior notes and 5% will be used for distributions to stockholders. After payment in full of the outstanding principal of the senior notes, 95% of any available cash of FINOVA Capital will be used to pay additional interest to senior noteholders in an aggregate amount up to $100 million.

Completion of the transactions contemplated by the commitment is subject to negotiation and approval of definitive loan documentation, Berkadia's approval of the terms and conditions of FINOVA Group's and FINOVA Capital's restructuring plan and bankruptcy court and necessary creditor approval of the plan of reorganization.


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
Pursuant to its announced moratorium on repayment of principal on its outstanding bank and bond debt, FINOVA Capital did not make a $50 million principal payment due February 27, 2001 on its 5.98% Notes due 2001. FINOVA Capital did pay accrued interest on those notes.


The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.



This news release contains forward-looking statements such as predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in light of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to complete a debt restructuring and the transaction noted above; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.



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